Exhibit (12)

	Arnold C. Lakind	Of Counsel
	Barry D. Szaferman	Stephen Skillman
	Jeffrey P. Blumstein	Linda R. Feinberg
	Steven Blader	Anthony J. Parrillo
	Brian G. Paul+	Paul T. Koenig, Jr.
	Craig J. Hubert++	Robert A. Gladstone
	Michael R. Paglione*	Janine Danks Fox*
	Lionel J. Frank**	E. Elizabeth Sweetser
	Jeffrey K. Epstein+	Keith L. Hovey
Stuart A. Tucker
	Scott P. Borsack***	Michael D. Brottman**
	Daniel S. Sweetser*	Lindsey Moskowitz Medvin**
Szaferman, Lakind, Blumstein & Blader, P.C.	Robert E. Lytle	Mark A. Fisher
Attorneys at Law	Janine G. Bauer***	Robert L. Lakind***
	Daniel J. Graziano Jr.	Thomas J. Manzo**
101 Grovers Mill Road, Suite 200	Nathan M. Edelstein**	Carley Ward**
Lawrenceville, NJ 08648	Bruce M. Sattin***	Melissa A. Chimbangu
P: 609.275.0400	Gregg E. Jaclin**	Kathleen O’Brien
F: 609.275.4511	Robert P. Panzer	Steven A. Lipstein**
www.szaferman.com	Benjamin T. Branche*	Yarona L. Yieh#
	Robert G. Stevens Jr.**	Brian A. Heyesey
Mengyi "Jason" Ye
John O’Leary***
Christopher S. Myles
Christopher S. Kwelty

+Certified Matrimonial Attorney
	April 13, 2016	++Certified Civil and Criminal Trial Attorney
*NJ & PA Bars
**NJ & NY Bars
***NJ, NY & PA Bars
BeautyKind Holdings, Inc.		#NY Bar

6101 W. Centinela Ave, Ste. 394

Culver City, CA 90230

RE: BeautyKind Holdings, Inc. Offering Statement on Form 1-A (File No. 024-10524)

Ladies and Gentlemen:

We have acted as counsel to BeautyKind Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Offering Statement (as amended from time to time, the “Offering Statement”) under Regulation A of the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Offering Statement relates to the proposed offering and sale of up to 1,600,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”).

In connection with this opinion letter, we have examined: (i) the Offering Statement; and originals, or copies certified or otherwise identified to our satisfaction, of (ii) the Certificate of Formation Limited Liability Company of the Company’s Texas limited liability company predecessor entity, BeautyKind, LLC; (iii) the Plan of Reorganization and Merger pursuant to which the Company, on April 12, 2016, converted from a Texas LLC to a Delaware corporation; and (iv) the Certificate of Incorporation and the Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that: (i) the Shares have been duly authorized by the Company; and, (ii) the Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Offering Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to us under the caption “Legal Matters” in the Offering Circular included in the Offering Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

April 13, 2016 Page 2

Very truly yours,

SZAFERMAN, LAKIND,
BLUMSTEIN & BLADER, P.C

By:	/s/ Gregg E. Jaclin
Gregg E. Jaclin
For the Firm